COMCAST CORPORATION
OCTOBER 8, 2004

NOTICE TO ELIGIBLE OPTIONEES OF THE STOCK OPTION LIQUIDITY PROGRAM

The Election Period for the Stock Option Liquidity Program will end at
6:00 p.m. New York City/Eastern Time on Tuesday, November 9, 2004

        This offer to purchase Eligible Options is not being made to (nor will any options be purchased from or on behalf of) holders in any jurisdiction in which the making of the offer to purchase Eligible Options or the acceptance of the offer to purchase any Eligible Options would not be in compliance with the laws of such jurisdiction.  However, we may, at our discretion, take such action as we deem necessary for us to make the offer to purchase Eligible Options in any such jurisdiction and extend the offer to purchase to holders in such jurisdiction.

        Comcast Corporation is making available to Eligible Optionees the opportunity to realize some value for certain Comcast stock options through a Stock Option Liquidity Program that Comcast has developed with JPMorgan Chase Bank and its affiliates. Participation in the Stock Option Liquidity Program is completely voluntary. If you choose to participate in the Stock Option Liquidity Program, Comcast will purchase all of your Eligible Options for cash in an amount to be determined as described in this Notice. If you choose not to participate, you will keep your options with their current terms and conditions. In connection with the Stock Option Liquidity Program, JPMorgan will purchase options from us with similar economic terms as the Eligible Options we purchase from you.

        To make an informed decision about whether to participate, you should carefully review the information in this Notice and evaluate the data about your own options which was included as part of the materials you have received along with this Notice or available to you on our Stock Option Liquidity Program Web Site (referred to as the “Web Site” throughout this Notice). Additionally, you may want to consult with your financial, tax, legal or other advisors. If you do not have access to the Web Site, you should contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.). Customer service representatives are available Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

        You have until 6:00 p.m. New York City/Eastern Time on Tuesday, November 9, 2004 (such time, as it may be extended, is the Election Deadline) to submit your election by any of the methods outlined in Section 6 of the section of this Notice entitled “Terms and Conditions.”

        If you elect to participate in the Stock Option Liquidity Program, you must sell to us all of your Eligible Options. If you elect not to participate, your existing Eligible Options will remain outstanding on their current terms and conditions. Any options you hold that are not Eligible Options will remain outstanding on their current terms and conditions regardless of whether you participate in the Stock Option Liquidity Program.

        If you elect to participate in the Stock Option Liquidity Program, you may not revoke your election after the Election Deadline. If you wish to withdraw your election to participate, you must do so prior to the Election Deadline as specified in Section 7 of the Terms and Conditions. The amount you will receive for your Eligible Options will be dependent on the average closing price of the relevant class of our common stock for a period of time after the Election Deadline less an amount for expenses related to the Program and allocated to you as a participant in the Program, as well as the appropriate tax withholding by the Company. The market price of our common stock may decline after your election has become irrevocable, which would cause you to receive a lower amount for your options than you would have received if the common stock price had not declined. We have no right to terminate the program based on changes in the price of our common stock after the Election Deadline.

        In addition, consummation by Comcast of the Stock Option Liquidity Program, which is currently scheduled for December 7, 2004, including the acceptance of Eligible Options by Comcast, is subject to the satisfaction or waiver of several conditions, including those described in Section 9 of the Terms and Conditions. Certain conditions will not be satisfied or waived until after the Election Deadline. If the conditions to the Stock Option Liquidity Program are not satisfied or waived, the Stock Option Liquidity Program may be terminated, in which case you will retain all of your Eligible Options on their current terms and conditions, the sale of your Eligible Options will be rescinded and you will not be paid for any Eligible Options, regardless of whether you elected to participate in the Stock Option Liquidity Program. The latest date by which we will either complete or terminate the Program is February 28, 2005.

        Throughout this Notice, “Comcast,” “Company,” “we,” “us” and “our” refer to Comcast Corporation. “JPMorgan” refers to JPMorgan Chase Bank or its affiliates. “Program” refers to the Stock Option Liquidity Program. Please refer to page 32 for a listing of additional defined terms used throughout this Notice.

        Eligible Options include options to purchase both Class A Common Stock and Class A Special Common Stock. The terms and conditions and all operational aspects of the Program are identical regardless of the class of common stock issuable upon the exercise of your Eligible Options. Except as otherwise indicated, the Average Closing Price(s) as used throughout this Notice will refer to the Average Closing Price of the class of our common stock underlying your Eligible Options. Accordingly, with respect to Eligible Options you hold to purchase our Class A Common Stock, the amount we will pay to you will be based upon the Average Closing Price of our Class A Common Stock. Likewise, with respect to Eligible Options you hold to purchase our Class A Special Common Stock, the amount we will pay to you will be based upon the Average Closing Price of our Class A Special Common Stock.

        Throughout this Notice, and unless otherwise indicated, references to “shares,” “stock” or “common stock” will refer to the shares of both our Class A Common Stock and our Class A Special Common Stock and you should read any part of this Notice which refers to “shares,” “stock” or “common stock” as referring to the class (or classes) of our common stock which would be issuable to you upon the exercise of your Eligible Options, or as the context may require.

ELIGIBILITY

        To be eligible to participate in the Stock Option Liquidity Program, you must:

•	not have been an employee of Comcast or its subsidiaries since July 1, 2004;

•	not be an officer or director of Comcast or any of its subsidiaries as of the date of this Notice; and

•	hold stock options, that:

•

were granted under the Comcast 2003 Stock Option Plan, the Comcast 2002 Stock Option Plan, or the AT&T Broadband Adjustment Plan, under which Comcast assumed certain stock options in connection with Comcast’s acquisition of AT&T Broadband Corp. in November 2002; and

•	expire on or after December 31, 2004.

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PRICING

        Pricing. The amount Comcast will pay you for the Eligible Options it purchases, prior to the allocation of Program expenses as described below, will be determined based on the actual Average Closing Price of the applicable class of Comcast’s common stock over an Averaging Period consisting of from four to ten available trading days and which we anticipate will commence on November 16, 2004 and end on December 1, 2004. The Net Payment you will be paid for your Eligible Options will be the Gross Payment for those Eligible Options, less an allocation of Program expenses as described below. More details on the Averaging Period and other, more general factors that influenced pricing are provided in Section 2 of the Terms and Conditions.

        Allocated Expenses. Some or all of our expenses of operating and administering the Program will be allocated among the Eligible Optionees participating in the Program. The amount of Program expenses allocated to each Eligible Optionee will be based on the Gross Payment for each Eligible Optionee’s Eligible Options and will equal $20 plus 1.5% of such Gross Payment.

        Estimating the Net Payment. You may estimate the Net Payment (which is equal to the Gross Payment less allocated Program expenses) using a range of possible Average Closing Prices provided to you on the Election Form included as part of the materials you received with this Notice or on the Web Site. Because the actual Net Payment will be determined based on the actual Average Closing Price of the applicable class of our common stock after your election is final, you will not know the amount of the Net Payment when you are required to make your decision whether to participate.

        HOLDERS OF ELIGIBLE OPTIONS SHOULD CONSULT THE PRICE AND NET PAYMENT INFORMATION INCLUDED IN THE PAPER ELECTION FORM OR BY USING THE WEB TOOL AT HTTPS://WWW.CORPORATE-ACTION.NET/COMCAST OR BY CALLING THE MELLON CALL CENTER TO OBTAIN THE NET PAYMENTS THAT WOULD BE RECEIVED FOR SUCH ELIGIBLE OPTIONS AT DIFFERENT AVERAGE CLOSING PRICES, BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE STOCK OPTION LIQUIDITY PROGRAM. HOLDERS OF ELIGIBLE OPTIONS SHOULD ALSO BE AWARE THAT THE GROSS PAYMENT TO BE RECEIVED IN RESPECT OF ELIGIBLE OPTIONS HAVING HIGHER EXERCISE PRICES AND/OR EARLIER EXPIRATION DATES WILL BE SMALLER THAN ELIGIBLE OPTIONS WITH LOWER EXERCISE PRICES AND/OR LATER EXPIRATION DATES AND THAT IN SOME CASES AFTER THE DEDUCTION OF ALLOCABLE PROGRAM EXPENSES THE NET PAYMENT TO A HOLDER OF SUCH ELIGIBLE OPTIONS MAY PROVIDE LITTLE OR NO VALUE TO SUCH HOLDER.

TIME OF PAYMENT

        All payments made under the Stock Option Liquidity Program are scheduled to be made by Comcast on December 7, 2004 which is four business days after the scheduled last day of the Averaging Period.

PARTICIPATION INSTRUCTIONS

        A personal identification number or “PIN” was included as part of the materials you have received with this Notice. This PIN is unique to you and is used to identify you when you log on to the Web Site or contact Mellon using the phone numbers found throughout this Notice.

        If you wish to participate in the Stock Option Liquidity Program, you must submit your election to participate by 6:00 p.m. New York City/Eastern Time on Tuesday, November 9, 2004, by:

•

mailing your completed paper copy of the Election Form, marked to indicate your election to participate to Mellon Investor Services LLC, Attn: Reorganization Dept., P.O. Box 3301, South Hackensack, NJ 07606, USA. Additional forms may be requested by contacting the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or

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(201) 329-8662 (if calling from outside the U.S.) Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time. If you are submitting your Election or Withdrawal Form via mail, in order for your election to participate or withdraw to be valid, Mellon Investor Services must RECEIVE your signed Election Form by the Election Deadline.

OR

•	following the instructions to make your election to participate on the Web Site at https://www.corporate-action.net/comcast.

OR

•

contacting a customer service representative at the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.). Customer service representatives are available Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

        Any of the foregoing procedures may be used to withdraw an election to participate except that, if you choose to withdraw your election to participate by mail, you will need to mark the Withdrawal Form to indicate your withdrawal.

        Submission of your election to participate or withdraw by any other method will NOT be accepted. You may change your election by properly submitting an election to participate or to withdraw from participation until the Election Deadline. After this deadline, no elections to participate or to withdraw will be accepted.

        If you submit your election to participate via the Web Site, you will promptly receive a confirmation through the Web Site. We recommend you print a copy of this confirmation for your records. If you submit your election via the mail or the telephone, you may obtain a confirmation of the status of your election through the Web Site.

SOME FACTORS TO CONSIDER

        None of Comcast, Comcast’s Board of Directors or JPMorgan makes any recommendation as to whether you should participate in this Stock Option Liquidity Program.

        In making your decision, you may want to consider the factors related to your personal situation, the price of our common stock and Comcast’s business prospects. These factors are discussed in detail under the question “What factors should I consider in deciding whether to sell my Eligible Options?” in the Summary Term Sheet.

        You should rely only on the information contained in this Notice or in our financial statements filed with the SEC. Comcast has not authorized anyone to provide you with information different from that contained in this Notice or on the Web Site. The information contained in this Notice is accurate only as of the date of this Notice, regardless of the time of delivery of this Notice to you.

        If you have questions about the Stock Option Liquidity Program or would like to request copies of this Notice, the Election and Withdrawal Forms and other materials distributed to Eligible Optionees, you may contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.). Customer service representatives are available Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

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TABLE OF CONTENTS

	Page

I.	Summary Term Sheet

	What is the Stock Option Liquidity Program?	1

	What is the purpose of the Program?	1

	Am I eligible to participate in the Program?	1

	Are Eligible Optionees required to participate in the Program?	1

	Which options may I sell?	1

	Does it matter if I hold Eligible Options to Purchase Class A Common Stock or Class A Special Common Stock?	2

	How is the price of my Eligible Options determined?	2

	How are Program expenses calculated?	2

	How can I find out how much I will receive?	3

	Why can't I know for certain the pricing of my Eligible Options before the Election Deadline? Why is there an Averaging Period?	3

	Will all Eligible Options receive the same value per option as other Eligible Options to purchase the same class of Comcast common stock with the same exercise price and expiration date?	4

	When and how will I get paid if I sell my Eligible Options under the Program?	4

	Are there any conditions that must be satisfied for the Program to be available to me?	4

	If I elect to sell my Eligible Options in the Stock Option Liquidity Program do I have to sell all of them or may I just sell some of them?	5

	If I elect to sell my Eligible Options, may I exercise my Eligible Options during the Election Period or during the Averaging Period?	5

	What are JPMorgan's obligations to me under the Program?	5

	What market activities will JPMorgan engage in, and how could they affect me?	6

	Will I have to pay taxes if I sell my Eligible Options?	6

	What happens if I decide not to sell my Eligible Options?	7

	When does my ability to elect to participate in the Program end? May the Election Period be extended, and if so, how will I know if it has been extended?	7

	What do I need to do to participate in the Stock Option Liquidity Program?	8

	If I submit an election, how do I withdraw my election? During what period of time may I withdraw my election?	9

	Does Comcast or JPMorgan make any recommendations?	9

	What factors should I consider in deciding whether to sell my Eligible Options?	9

	My former spouse has rights to some of my Eligible Options as a result of a divorce (or a pending divorce). Can I elect to sell just some of my Eligible Options? Can my former spouse make elections?	15

	To whom can I talk if I have questions?	15

I.	SUMMARY TERM SHEET

      The following are answers to some of the questions you may have about this Stock Option Liquidity Program. We urge you to read carefully all of this Notice to familiarize yourself with full details of the Program. The information in this summary is not complete. Additional important information is contained in the remainder of this Notice and the other Stock Option Liquidity Program documents. We have included references to the relevant sections of the Terms and Conditions (which you will find immediately following this Summary Term Sheet) where you may find a more complete description of the topics in this summary. All capitalized terms are defined terms, and the location(s) of their definitions in this Notice are provided in the listing of Defined Terms following the Terms and Conditions.

What is the Stock Option Liquidity Program?

      The Stock Option Liquidity Program is a program intended to allow you to sell all (but not less than all) of your Eligible Options in exchange for a Net Payment in cash. If you elect to participate in the Stock Option Liquidity Program, all of your Eligible Options will be sold under the Stock Option Liquidity Program to Comcast.

Your participation in the Stock Option Liquidity Program is completely voluntary.

What is the purpose of the Program?

The Program will enable you to receive cash for your Eligible Options, thus enabling you to realize some value for your Eligible Options.

      From our perspective, the Program serves important compensation and personnel goals, including rationalizing the ownership of all employee options and reducing the option holdings of option holders who no longer contribute to Comcast’s performance in the marketplace.

      Additionally, the Program will provide ongoing benefits to us through the elimination of the personnel time and expenses associated with the tracking and administration of the options that will be cancelled as part of the Program, which time and expense can be applied to other aspects of our compensatory programs.

Am I eligible to participate in the Program?

      To be eligible to participate in the Stock Option Liquidity Program, you must be an Eligible Optionee. An Eligible Optionee is a person who holds Eligible Options, who has not been an employee of Comcast or one of its subsidiaries since July 1, 2004 and who is not an officer or director of Comcast or any of its subsidiaries as of the date of this Notice.

Are Eligible Optionees required to participate in the Program?

No. Participation in the Stock Option Liquidity Program is completely voluntary.

Which options may I sell?

You may sell to us all of your stock options that:

•

were granted under the Comcast 2003 Stock Option Plan, the Comcast 2002 Stock Option Plan, or the AT&T Broadband Adjustment Plan, under which Comcast assumed certain stock options in connection with Comcast’s acquisition of AT&T Broadband Corp. in November 2002; and

•	expire on or after December 31, 2004.

Does it matter if I hold Eligible Options to Purchase Class A Common Stock or Class A Special Common Stock?

      Eligible Options include options to purchase both Class A Common Stock and Class A Special Common Stock. The terms and conditions and all operational aspects of the Program are identical regardless of the class of common stock issuable upon the exercise of your Eligible Options. Except as otherwise indicated, the Average Closing Price(s) as used throughout this Notice will refer to the Average Closing Price of the class of our common stock underlying your Eligible Options. Accordingly, with respect to Eligible Options you hold to purchase our Class A Common Stock, the amount we will pay to you will be based upon the Average Closing Price of our Class A Common Stock. Likewise, with respect to Eligible Options you hold to purchase our Class A Special Common Stock, the amount we will pay to you will be based upon the Average Closing Price of our Class A Special Common Stock.

      You should read any part of this Notice that refers to “shares,” “stock” or “common stock” as referring to the class (or classes) of our common stock which would be issuable to you upon the exercise of your Eligible Options.

How is the price of my Eligible Options determined?

      The price paid for each Eligible Option at different possible Average Closing Prices was determined as a result of negotiations between Comcast and JPMorgan. The Average Closing Price means the arithmetic average (rounded up to the nearest 1/10,000 of a dollar) of the closing price of our common stock for every Available Trading Day during the Averaging Period. See “Does it matter if I hold Eligible Options to Purchase Class A Common Stock or Class A Special Common Stock?” for a discussion of the Average Closing Price with respect to the two different classes of common stock.

      The Averaging Period means a period consisting of from four to ten Available Trading Days and which we anticipate will commence on November 16, 2004 and end on December 1, 2004. An Available Trading Day means a trading day on which (a) there is no market disruption, (b) Comcast’s registration statement is available (pursuant to the terms of our agreements with JPMorgan) to be used by JPMorgan in connection with JPMorgan’s hedging activities (described below under the question “What market activities will JPMorgan engage in, and how could they affect me?” and in Section 11 of the Terms and Conditions), and (c) if JPMorgan so requests, we or our counsel has delivered a statement to JPMorgan regarding the availability of such registration statement. If the Averaging Period consists of three (3) or fewer Available Trading Days, then the Stock Option Liquidity Program will be terminated, in which case you will retain all of your Eligible Options on their current terms and conditions, the sale of your Eligible Options will be rescinded and you will not be paid for any Eligible Options, regardless of whether you elected to participate in the Stock Option Liquidity Program.

      As more fully described below, the Gross Payment for your Eligible Options is based on the price to be paid by JPMorgan for the options JPMorgan will purchase from us in connection with the Stock Option Liquidity Program. The underlying class of common stock, notional amounts, exercise prices and time to maturity of the options purchased from us by JPMorgan will be identical to the options sold to us by Eligible Optionees who elect to participate in the Stock Option Liquidity Program. The options purchased by JPMorgan will also include terms typically found in equity option transactions entered into between sophisticated financial counterparties at arm’s length. The value of the options to be purchased by JPMorgan from us under the Stock Option Liquidity Program may be lower than the theoretical value of the Eligible Options in your hands. The pricing of every Eligible Option was determined by negotiations between Comcast and JPMorgan, in part by reference to Black-Scholes and other option pricing models. The Gross Payment for your Eligible Options will be determined after the end of the Averaging Period based on the actual Average Closing Price.

How are Program expenses calculated?

      The expenses of operating and administering the program will be allocated among the Eligible Optionees participating in the Program. The amount of Program expenses allocated to each Eligible Optionee will be equal to $20 plus 1.5% of the Gross Payment. For example, if an Eligible Optionee’s

Gross Payment is $1,000, the amount allocated for Program expenses will be $35 or ($20 + (1.5% * $1,000)). In this example, the Net Payment by Comcast to the Eligible Optionee will be $965 (the Gross Payment of $1,000 less $35 of allocated Program expenses) (prior to any applicable tax withholdings).

How can I find out how much I will receive?

      You will be able to estimate the Net Payment (before applicable withholding taxes are deducted by the Company) that you may receive for your Eligible Options based on possible Average Closing Prices by referring to the Election Form provided to you as part of the materials you received with this Notice or the Web Site (information available on the Election Form or the Web Site together will be referred to as the Pricing Information). For assistance in obtaining Pricing Information for your Eligible Options, or if you do not have access to the Web Site, you may also contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.) Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

The Web Site may be referenced at https://www.corporate-action.net/comcast and you may log on using the PIN included in the materials sent to you along with this Notice.

All amounts stated in this Notice are stated in U.S. dollars.

      The Gross Payment for your Eligible Options will be determined based on the actual Average Closing Price determined after the end of the Averaging Period, which may be lower than the closing price of our common stock at the Election Deadline. Therefore, it is possible that you will receive a lower price for your Eligible Options than you would have received if the price were based on the closing price of our common stock at the time your election becomes irrevocable.

      Your Gross Payment will be made to you less an amount of Program expenses related to the Program and allocated to you as a participant in the Program and the appropriate tax withholding by the Company. Please refer to Section 18 of the Terms and Conditions for a discussion of the fees and expenses expected to be incurred in conducting the Program. Holders of Eligible Options should also be aware that the Gross Payment to be received in respect of Eligible Options having higher exercise prices and/or earlier expiration dates will be smaller than those with lower exercise prices and/or later expiration dates and, in some cases, after the deduction of allocable Program expenses, the Net Payment to a holder of such Eligible Options may provide little or no value to such holder.

Why can’t I know for certain the pricing of my Eligible Options before the Election Deadline? Why is there an Averaging Period?

      In designing the pricing mechanism for the Program, we have sought to obtain optimal pricing for your Eligible Options. As described in Section 10 of the Terms and Conditions, in order to provide improved pricing for Eligible Options sold to us under the Program, JPMorgan will hedge its financial risk of owning the options that it is purchasing from us in connection with the Program after JPMorgan knows how many Eligible Options will be sold under (and thus how many options that it will purchase from us in connection with) the Program.

      Because JPMorgan cannot hedge its financial risk of owning the options that it is purchasing from us under the Program until it knows with certainty the total number of shares and class of common stock underlying the options purchased, and the exercise prices and expiration dates of such options (each of which will be determined based on which Eligible Options are sold to us under the Program), JPMorgan cannot execute the sales necessary to hedge such risk until after the Election Deadline, when it knows which Eligible Options have been sold under the Program.

      The price that JPMorgan is paying us for the options that it is purchasing from us under the Program is based on the actual market price of our common stock (the Average Closing Price during the Averaging Period).

      We decided to use the Average Closing Price over the Averaging Period (rather than a single day) so that the Gross Payment that you receive for your Eligible Options will be based on the value of our common stock over a representative period of time, and will be less subject to any short-term price fluctuations.

Will all Eligible Options receive the same value per option as other Eligible Options to purchase the same class of Comcast common stock with the same exercise price and expiration date?

Yes.

When and how will I get paid if I sell my Eligible Options under the Program?

      All payments will be made to you by Comcast shortly after the consummation of the Program and such payment is currently expected to be made on December 7, 2004. All payments will be less an amount of Program expenses, and subject to the appropriate tax withholding by the Company, related to the Program and allocated to you as a participant in the Program.

      JPMorgan is obligated to pay Comcast for the options that it purchases from us in connection with the Stock Option Liquidity Program upon consummation of the Stock Option Liquidity Program, approximately four business days after the end of the Averaging Period. Comcast plans to make the Net Payment, subject to the appropriate tax withholdings, promptly thereafter. Accordingly, Comcast will receive funds from JPMorgan prior to distributing the funds to the Eligible Optionees who have elected to participate in the Stock Option Liquidity Program.

Are there any conditions that must be satisfied for the Program to be available to me?

      The availability of the Stock Option Liquidity Program is not conditioned on a minimum number of Eligible Optionees participating in the Stock Option Liquidity Program or on an aggregate minimum number of Eligible Options being sold. In addition, there is no limit to the number of Eligible Options that may be sold in the Stock Option Liquidity Program. Subject to the conditions listed below, and as more fully described in Sections 8 and 9 of the Terms and Conditions, any Eligible Options that are properly and timely elected to be sold to us in accordance with the terms of the Stock Option Liquidity Program as provided in this Notice (including, if applicable, additional instructions on a paper copy of the Election Form) will be accepted by us, in exchange for the Net Payment, less the appropriate tax withholdings.

        Consummation by Comcast of the Stock Option Liquidity Program, which is currently scheduled for December 7, 2004, including the acceptance of Eligible Options by Comcast, is subject to the satisfaction or waiver of several conditions, not all of which will be satisfied or waived prior to the Election Deadline including:

•	the absence of a Stock Option Liquidity Program Disruption Event, as described in Section 8 of the Terms and Conditions;

•	the absence of a termination of any of the Stock Option Liquidity Program transaction documents between JPMorgan and Comcast described in Section 10 of the Terms and Conditions;

•	performance by JPMorgan in all material respects of its obligations under the transaction documents, as described in Section 10 of the Terms and Conditions; and

•

the accuracy in all material respects of the representations and warranties regarding due authorization, validity, enforceability, noncontravention, and other similar matters made by JPMorgan in the Stock Option Liquidity Program documents.

      As more fully described in Section 9 of the Terms and Conditions, the Stock Option Liquidity Program is subject to several conditions and, under certain circumstances, we may terminate the Stock Option Liquidity Program. If the conditions to the Stock Option Liquidity Program are not satisfied or waived or if the Stock Option Liquidity Program is terminated, you will retain all of your Eligible Options on their current terms and conditions, the sale of your Eligible Options will be rescinded, and you will not be paid for any Eligible Options, regardless of whether you elected to participate in the Stock Option Liquidity Program.

If I elect to sell my Eligible Options in the Stock Option Liquidity Program, do I have to sell all of them or may I just sell some of them?

      If you elect to participate in the Stock Option Liquidity Program and the Stock Option Liquidity Program is not terminated as explained in Section 8 of the Terms and Conditions, all of your Eligible Options will be sold to Comcast, including any Eligible Options with exercise prices less than the current market price per share of common stock underlying such Eligible Options, also known as “in the money options.” You will not be able to sell less than all of your Eligible Options. For example, if you have three grants of options at exercise prices of $15, $30, and $50 and you decide to participate in the Stock Option Liquidity Program, all of your options will be sold. You may not elect to sell the $30 and $50 options while retaining the $15 options, regardless of the market price of the underlying common stock. Likewise, if you have two grants of options with exercise dates in 2006 and 2008 and you decide to participate in the Stock Option Liquidity Program, all of your options will be sold. You may not elect to sell the options that expire in 2006 while retaining the options that expire in 2008.

      If you hold options to purchase shares of both our Class A Common Stock and our Class A Special Common Stock and you elect to participate in the Stock Option Liquidity Program, all of your options of both classes will be sold. You may not elect to sell your options to purchase Class A Common Stock while retaining your options to purchase Class A Special Common Stock.

If I elect to sell my Eligible Options, may I exercise my Eligible Options during the Election Period or during the Averaging Period?

      If you elect to sell your Eligible Options, you may still exercise any of your Eligible Options to acquire common stock at any time during the Election Period. Your election to sell Eligible Options will only apply to your Eligible Options that remain outstanding and unexercised at the Election Deadline.

      If you elect to sell your Eligible Options to us under the Program and subsequently exercise any of your Eligible Options during the Election Period, the exercise of such Eligible Options will be given priority, and such exercise will be deemed to be a withdrawal of the election to sell such Eligible Options to us under the Program. In such a situation, only such Eligible Options that are exercised will be withdrawn from the Program.

      If you have validly made and not withdrawn an election to participate as of the Election Deadline, you will not be able to exercise your Eligible Options after the Election Deadline unless and until the Stock Option Liquidity Program is terminated as described in Section 9 of the Terms and Conditions. In the event of such a termination, during the period from the Election Deadline to the date Comcast announces that the Stock Option Liquidity Program has been terminated, you will not be able to exercise your Eligible Options, and we will not compensate you or make you whole for any missed opportunity to exercise your Eligible Options as a result of your having participated in the Stock Option Liquidity Program.

What are JPMorgan’s obligations to me under the Program?

      JPMorgan has no obligations to you under the Stock Option Liquidity Program. Only we are obligated to make any payments to you for the Eligible Options that you sell to us under the Stock Option Liquidity Program. JPMorgan is obligated to pay us for the options that it is purchasing from us if the Stock Option Liquidity Program is consummated, which is currently scheduled for December 7, 2004.

JPMorgan’s role in the Stock Option Liquidity Program is the result of a negotiated business arrangement between Comcast and JPMorgan.

What market activities will JPMorgan engage in, and how could they affect me?

      JPMorgan has informed us that it intends to enter into market transactions to hedge its exposure to the ownership of the Eligible Options, as amended. These market transactions are expected to include sales and purchases of our common stock that will take place during the Averaging Period, pursuant to a registration statement filed with the Securities and Exchange Commission.

      During the Averaging Period, JPMorgan expects to sell shares of our relevant common stock pursuant to the registration statement to establish its desired hedge position. JPMorgan expects to sell approximately equal numbers of shares on each day during the Averaging Period. These sales could have the effect of decreasing the market price of our common stock. If these sales decrease the market price of our common stock during the Averaging Period, this would cause you to receive a lower price for your Eligible Options under the Stock Option Liquidity Program.

      JPMorgan also expects to sell additional shares pursuant to the registration statement to comply with regulatory requirements. The sales of these additional shares will not be made to establish a hedge position. These additional shares, together with the shares JPMorgan sells to establish its desired hedge position, will equal the total number of shares underlying all Eligible Options that are sold under the Stock Option Liquidity Program. As a result, JPMorgan expects to purchase a number of shares in secondary market transactions approximately equal to the number of these additional shares that it sells, on the same days that it sells such additional shares, so that JPMorgan will be in its desired hedge position after taking into account all such additional sales and corresponding purchases. The number of shares purchased may be a significant percentage of the number of shares sold under the registration statement and, depending on market factors and the terms of the sold options, is likely to represent substantially more than half of the total number of shares sold. The sales and purchases that are not made to establish JPMorgan’s hedge position may take place before, during and after the Averaging Period.

      JPMorgan may also buy or sell additional shares of our common stock or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Eligible Options. JPMorgan also may be active in the market for our common stock other than in connection with hedging activities in relation to the Stock Option Liquidity Program. JPMorgan will make its own determination as to whether, when, on what terms and in what manner any hedging or market activities by it in our securities will be conducted. Any of JPMorgan’s market activities with respect to our common stock may affect the market price and volatility of our common stock.

        Will I have to pay taxes if I sell my Eligible Options?

For Eligible Optionees Who Are U.S. Citizens or U.S. Residents

      If you are a U.S. citizen or U.S. resident (any person subject to tax in the U.S. as a resident) and you elect to sell your Eligible Options under the Stock Option Liquidity Program, we believe that you will recognize an amount of ordinary income for U.S. federal income tax purposes equal to your Net Payment. Such Net Payment will be treated as wages subject to federal income tax withholding and federal employment tax withholding and may also be subject to other withholding taxes, such as state and local taxes. Depending on your personal tax situation, you may owe U.S. federal income taxes on the Net Payment in excess of the amounts withheld. Special rules apply if you are a citizen or resident of Puerto Rico or the U.S. Virgin Islands. Please see below.

      We recommend that you consult with your own tax advisor to determine the tax consequences of selling your Eligible Options to us. See Section 17 of the Terms and Conditions for more information on the U.S. federal income tax consequences of the Stock Option Liquidity Program.

For Eligible Optionees Who Are Not U.S. Citizens or Residents:

      Individuals who are not U.S. citizens or U.S. residents will generally be subject to the same U.S. tax treatment as U.S. citizens and U.S. residents in respect of Net Payment received on the sale of Eligible Options. However, Foreign Holders may not be subject to U.S. tax to the extent that a Net Payment is attributable to non-U.S. services or to the extent that the Foreign Holder can claim the benefits of a U.S. tax treaty or other U.S. law exempting the Net Payment from U.S. tax.

      We recommend that you consult with your own tax advisor to determine the tax consequences of selling your Eligible Options. See Section 17 of the Terms and Conditions for more information on the U.S. federal income tax consequences of the Stock Option Liquidity Program.

For Eligible Optionees Who are Residents of the U.S. Virgin Islands or Puerto Rico:

      If you are a bona fide resident of the U.S. Virgin Islands at the close of the taxable year, you may, even if you are a U.S. citizen, be entitled to claim an exemption from withholding of U.S. federal income taxes with respect to the Net Payment received for the sale of Eligible Options. If you are a resident of Puerto Rico, you are not subject to U.S. federal income tax on the portion of the Net Payment, if any, that is attributable to services you performed in Puerto Rico.

      We recommend that you consult with your own tax advisor to determine the tax consequences of selling your Eligible Options. See Section 17 of the Terms and Conditions for more information on the U.S. federal income tax consequences of the Stock Option Liquidity Program.

What happens if I decide not to sell my Eligible Options?

      Participation in the Stock Option Liquidity Program is completely voluntary. If you elect not to participate, your existing Eligible Options will remain outstanding on their current terms and conditions. In addition, any options you hold other than Eligible Options will remain outstanding whether or not you participate in the Stock Option Liquidity Program.

We do not plan to provide any other opportunities in the future that would be similar to this Stock Option Liquidity Program.

We believe that you will not be subject to current U.S. federal income tax if you decide to keep your Eligible Options.

When does my ability to elect to participate in the Program end?
May the Election Period be extended, and if so, how will I know if it has been extended?

      The Election Period for the Stock Option Liquidity Program is scheduled to end on Tuesday, November 9, 2004, at 6:00 p.m., New York City/Eastern Time, unless we extend it as explained in Section 8 of the Terms and Conditions (such time, as it may be extended, is referred to as the Election Deadline).

We may extend the Election Period for any of the reasons described in Section 7 of the Terms and Conditions.

      If we extend the Election Period, we will publicly announce the extension no later than 9:00 a.m., New York City/Eastern Time, on the next business day following the date the period would have expired if not extended. We will also announce the extension on the Web Site concurrently with the public announcement.

An extension of the Election Period may reduce the number of trading days used in determining the Average Closing Price. Any delay in completing the Election Period could also reduce the number of days available for the Averaging Period and thus increase the likelihood that the Stock Option Liquidity Program could be terminated as described in Section 9 of the Terms and Conditions.

What do I need to do to participate in the Stock Option Liquidity Program?

If you wish to participate in the Stock Option Liquidity Program, you must submit your election to participate by 6:00 p.m. New York City/Eastern Time on Tuesday, November 9, 2004, by either:

•

mailing your completed paper copy of the Election Form, marked to indicate your election to participate to Mellon Investor Services LLC, Attn: Reorganization Dept., P.O. Box 3301, South Hackensack, NJ 07606, USA. Additional forms may be requested by contacting Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.) Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time. If you are submitting your Election or Withdrawal Form via mail, in order for your election to participate or withdraw to be valid, Mellon must RECEIVE your signed Election Form by the Election Deadline.

OR

•	following the instructions to make your election to participate on the Web Site at https://www.corporate-action.net/comcast.

OR

•

contacting a customer service representative at the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.). Customer service representatives are available Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

      Any of the foregoing procedures may be used to withdraw an election to participate except that, if you choose to withdraw your election to participate by mail, you will need to mark the Withdrawal Form to indicate your withdrawal and mail the Withdrawal Form to the above address.

      Submission of your election to participate or withdraw by any other method will NOT be accepted. You may change your election by properly submitting an election to participate or to withdraw from participation until the Election Deadline. After this deadline, no elections to participate or to withdraw will be accepted.

      If you submit your election to participate via the Web Site, you will promptly receive a confirmation through the Web Site. We recommend you print a copy of this confirmation for your records. If you submit your election via the mail or the telephone, you may obtain a confirmation of the status of your election through the Web Site.

      Your proper and timely use of any of these methods to submit an election to participate or an election to withdraw from participation will constitute a Submitted Election. To be timely, your election must be RECEIVED by the Election Deadline either by us via the Web Site or by mail to Mellon Investor Services LLC, Attn: Reorganization Dept., P.O. Box 3301, South Hackensack, NJ 07606, USA. You are responsible for any untimely or otherwise improper submission.

      If you have questions about making an election, you may contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.) Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time. You should review this Notice (including, if applicable, additional instructions on a paper copy of the Election Form) before making your election.

If I submit an election, how do I withdraw my election? During what period of time may I withdraw my election?

      If you elect to participate in the Stock Option Liquidity Program and you later want to withdraw your election to participate, you must submit your election to withdraw using any of the means that you could have used to submit an election to participate. See the question “What do I need to do to participate in the Stock Option Liquidity Program?” and Section 6 of the Terms and Conditions. Your election to withdraw must be RECEIVED before the Election Deadline.

      If you withdraw your election and you later decide you want to participate in the Stock Option Liquidity Program, you may again elect to participate as long as you submit your election in accordance with the instructions in Section 5 of the Terms and Conditions by the Election Deadline. See the question “What do I need to do to sell my options?” and Section 5 of the Terms and Conditions.

Does Comcast or JPMorgan make any recommendations?

None of Comcast, its Board of Directors, or JPMorgan makes any recommendation about whether you should participate in the Stock Option Liquidity Program.

What factors should I consider in deciding whether to sell my Eligible Options?

      The pricing of every Eligible Option was determined by negotiations between Comcast and JPMorgan in part by reference to Black-Scholes and other option pricing models and will be based upon the value of the options to be purchased by JPMorgan from us in connection with the Stock Option Liquidity Program. The underlying class of common stock, notional amounts, exercise prices and time to maturity of the options purchased from us by JPMorgan will be identical to the options sold to us by Eligible Optionees who elect to participate in the Stock Option Liquidity Program. The options purchased by JPMorgan will also include terms typically found in equity option transactions entered into between sophisticated financial counterparties at arm’s length.

      In deciding whether to participate in the Stock Option Liquidity Program, you may wish to consider the current terms and conditions of your Eligible Options in your hands, including their exercise prices and expiration dates, the terms and conditions of the Stock Option Liquidity Program described in this Notice, and your personal situation and expectations. The following are some additional factors you may wish to consider:

Factors related to your expectations about the price of our common stock:

•

You will not know the price to be paid for the Eligible Options until after the time that you can elect to participate or elect to withdraw your participation. The price to be paid will be determined based on the Average Closing Price of the value of our common stock during the Averaging Period. We have provided information in the Election Form and on the Web Site to assist you in estimating the Net Payment for your Eligible Options in various stock price scenarios. The Average Closing Price cannot be estimated from prices of our common stock prior to the Averaging Period. As described in Section 10 of the Terms and Conditions, JPMorgan expects to sell shares of our common stock to establish its desired hedge position. JPMorgan expects to sell approximately equal numbers of shares on each day during the Averaging Period. These sales could have the effect of decreasing the market price of our common stock. It is possible that the Average Closing Price will be substantially below prevailing prices during the Election Period. It is also possible that prices during the Averaging Period could rise so that some Eligible Options that are presently out-of-the-money would be in-the-money or close to being in-the-money at the end of the Averaging Period. However, once the Election Deadline has passed, your election to participate is irrevocable, even if the price of our common stock changes significantly during the Averaging Period, and you will not be eligible to exercise any of the Eligible Options that have been submitted for participation in the Program.

•

The percentage change in the price to be paid for the Eligible Options is greater (both increases and decreases) than the percentage change in the price of Comcast stock. Thus, a small percentage decline in the average price for Comcast stock necessarily results in a greater percentage decline in the Gross Payment for your Eligible Options. In general, due to the leverage embedded in an option, any change in the value of the stock underlying any option results in a greater percentage change in the value of the option. This is true regardless of which option pricing model is used, and consequently is also true of the price to be paid for the Eligible Options.

•

If our common stock price rises above the exercise price of your Eligible Options, you could receive more value by retaining and exercising your Eligible Options in the future than you will receive if you participate in the Stock Option Liquidity Program. However, if our common stock price does not rise above the exercise price of your Eligible Options before the Eligible Options expire, and you do not participate in the Stock Option Liquidity Program, your Eligible Options will expire worthless. We can make no prediction about whether our common stock price will rise or fall in the future. The Net Payment to be received by any Eligible Optionee will depend upon individual facts and circumstances, such as the number of Eligible Options held by a given Eligible Optionee, the duration and exercise price of the Eligible Options, the exact combination of Eligible Options held by the employee and other factors, including allocable Program expenses deducted from your Gross Payment, described elsewhere in this Notice. Each Eligible Optionee should carefully consider his or her individual circumstances in making a decision as to whether to participate in or withdraw from the Program.

Factors related to your personal situation:

•	Your personal financial situation and your need for current cash.

•

The Stock Option Liquidity Program provides you with the opportunity to sell Eligible Options, and we do not expect to offer any similar program that would provide this opportunity in the foreseeable future. Therefore, if you choose not to participate in the Stock Option Liquidity Program, you should expect to hold your options until you exercise them or they expire. If our common stock price does not rise above the exercise price of an Eligible Option by the time any Eligible Option expires, that Eligible Option will expire worthless.

•

We believe that you will recognize ordinary income for U.S. Federal income tax purposes equal to the Net Payment. We will treat such Net Payments as wages subject to federal income tax withholding and federal employment tax withholding. The payments may also be subject to other withholding taxes, such as state and local taxes. If you are subject to foreign taxes, the consequences of participating may differ depending on your country of residence. In deciding whether to participate in the Stock Option Liquidity Program, we recommend that you consult with your own tax advisor to assess your current tax situation.

Factors related to the structure of the Stock Option Liquidity Program

•

Your election decision will be irrevocable as of the Election Deadline and as described in Section 9 of the Terms and Conditions, consummation by Comcast of the Stock Option Liquidity Program, which is currently scheduled for December 7, 2004, including the acceptance of Eligible Options by Comcast, is subject to the satisfaction or waiver of several conditions, not all of which will be satisfied or waived prior to the Election Deadline.

•

If the Averaging Period consists of three or fewer Available Trading Days, then the Stock Option Liquidity Program will be terminated and the opportunity to sell your Eligible Options will be rescinded, no Eligible Options will be purchased by Comcast, and you will not be paid for any Eligible Options.

•	The Stock Option Liquidity Program is subject to certain conditions and terminating events as described in Sections 8 and 9 of the Terms and Conditions.

Factors related to Comcast’s business:

•	We face a wide range of competition in areas served by our cable systems, which could adversely affect our future results of operations.

Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors, telephone companies and other companies that use satellites, build competing cable systems in the same communities we serve or otherwise offer programming and other communications services to our subscribers and potential subscribers. Some local telephone companies provide, or have announced plans to provide, video services within and outside their telephone service areas. Additionally, we are subject to competition from telecommunications providers and Internet service providers, known as ISPs, in connection with offerings of new and advanced services, including telecommunications and Internet services. This competition may materially adversely affect our business and operations in the future.

•	Programming costs are increasing and we may not have the ability to pass these increases on to our subscribers, which would materially adversely affect our cash flow and operating margins.

Programming costs are expected to be our largest single expense item in the foreseeable future. In recent years, the cable and satellite video industries have experienced a rapid increase in the cost of programming, particularly sports programming. Increases are expected to continue, and we may not be able to pass programming cost increases on to our subscribers. The inability to pass these programming cost increases on to our subscribers would have a material adverse impact on our operating results. In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and digital programming tiers, we may face increased programming costs, which, in conjunction with the additional market constraints on our ability to pass programming costs on to our subscribers, may reduce operating margins. However, we do expect a reduction in the rate of growth in programming costs due to additional volume discounts associated with our increased size and future growth in subscribers receiving such programming channels.

We also expect to be subject to increasing demands by broadcasters to obtain the required consent for the retransmission of broadcast programming to our subscribers. We cannot predict the impact of these negotiations or the effect on our business and operations should we fail to obtain the required consent.

•	We are subject to regulation by federal, state and local governments which may impose costs and restrictions.

Federal, state and local governments extensively regulate the cable industry. We expect that legislative enactments, court actions and regulatory proceedings will continue to clarify and in some cases change the rights and obligations of cable companies and other entities under the Communications Act of 1934, as amended, and other laws, possibly in ways that we have not foreseen. The results of these legislative, judicial and administrative actions may materially affect our business operations. Local authorities grant us franchises that permit us to operate our cable systems. We will have to renew or renegotiate these franchises from time to time. Local franchising authorities often demand concessions or other commitments as a condition to renewal or transfer, which concessions or other commitments could be costly to us in the future.

•	We are subject to additional regulatory burdens in connection with the provision of phone services, which could cause us to incur additional costs.

We are subject to risks associated with the regulation of our circuit-switched phone services by the Federal Communications Commission, or FCC, and state public utility commissions, or PUCs. Telecommunications companies generally are subject to significant common-carrier regulation. This regulation could materially adversely affect our business operations.

We are also beginning to launch Voice over Internet Protocol (VoIP) phone service on a limited commercial basis. The FCC has initiated a rulemaking to consider whether and how to regulate VoIP services. VoIP services may also be subject to potential regulation at the state level, and several states have attempted to impose traditional common-carrier regulation on such services. It is unclear how these VoIP-related proceedings at the federal and state levels, and related judicial proceedings that will ensue, might affect our planned VoIP service.

•	We may face increased competition because of technological advances and new regulatory requirements, which could adversely affect our future results of operations.

Numerous companies, including telephone companies, have introduced Digital Subscriber Line technology, known as DSL, which provides Internet access to subscribers at data transmission speeds substantially greater than that of conventional analog modems. We expect other advances in communications technology, as well as changes in the marketplace, to occur in the future. Other new technologies and services may develop and may compete with services that cable systems offer. The success of these ongoing and future developments could have a negative impact on our business operations. Moreover, in recent years, Congress has enacted legislation and the FCC has adopted regulatory policies intended to provide a favorable operating environment for existing competitors and for potential new competitors to our cable systems.

Ever since high-speed cable Internet service was introduced, some local governments and various competitors sought to impose regulatory requirements on how we deal with ISPs. Thus far, only a few local governments have imposed such requirements, and the courts have invalidated all of them. Likewise, the FCC has refused to treat our service as a common carrier ‘telecommunications service,’ but has instead classified it as an ‘interstate information service,’ which has historically meant that no regulations apply. However, the FCC’s decision was vacated by a federal appellate court, which found that high-speed cable Internet service is, in part, a telecommunications service. That decision was stayed pending an appeal to the United States Supreme Court. Thus, it is unclear how our high-speed cable Internet service will ultimately be classified for regulatory purposes, or whether we will be subject to ‘open access’ or similar requirements. Any such requirements could adversely affect the results of our operations.

In addition, the FCC itself is still considering whether it should impose any regulatory requirements and also whether local franchising authorities should be permitted to impose fees or other requirements, such as service quality or customer service standards. One franchise authority has already imposed such requirements and made them a condition of our cable franchise, and other local governments may follow suit. Also, a few franchising authorities have sued us seeking payment of franchise fees on high-speed Internet service revenues. We cannot now predict whether these or similar regulations will be adopted and, if so, what effects, if any, they would have on our business.

•

We face risks arising from the outcome of various litigation matters, including litigation associated with, and indemnification obligations entered into in connection with, our acquisition of AT&T’s Broadband operations.

At Home Corporation Litigation. Litigation has been filed against us as a result of our alleged conduct with respect to our investment in and distribution relationship with At Home Corporation. At Home was a provider of high-speed Internet services that filed for bankruptcy protection in September 2001. We deny any wrongdoing in connection with the claims that have been made directly against us, our subsidiaries and Brian L. Roberts, and intend to defend all of these claims vigorously. In our opinion, the final disposition of these claims is not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations of any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position.

Under the terms of the Broadband acquisition, we are generally contractually liable for 50% of any liabilities of AT&T relating to At Home, including most liabilities resulting from any pending or threatened litigation, with the exception, among other things, of liabilities arising out of contracts between At Home and AT&T (or its affiliates) for the benefit of the businesses retained by AT&T following its divestiture of Broadband. In those situations that we are contractually liable for 50% of any liabilities, AT&T will be liable for the other 50% of these liabilities. We are currently waiting to obtain additional information and are unable to determine what impact, if any, the final resolution of our share of the AT&T At Home potential liabilities would have on our consolidated financial position or results of operations. No assurance can be given that any adverse outcome would not be material.

AT&T – Wireless and Common Stock Cases. We, in connection with our acquisition of Broadband, are potentially responsible for a portion of the liabilities arising from two purported securities class action lawsuits brought against AT&T and others and consolidated for pre-trial purposes in the United States District Court for the District of New Jersey. These lawsuits assert claims under Section 11, Section 12(a)(2) and Section 15 of the Securities Act of 1933, as amended, and Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. The first lawsuit, for which our portion of the exposure is up to 15%, alleges, among other things, that AT&T made material misstatements and omissions in the Registration Statement and Prospectus for the AT&T Wireless initial public offering (“Wireless Case”). The second lawsuit, for which our portion of the exposure is up to 50%, alleges, among other things, that AT&T knowingly provided false projections relating to AT&T common stock (“Common Stock Case”). The complaints seek damages in an unspecified amount, but, because the trading activity during the purported class periods was extensive, the amounts ultimately demanded may be significant. We and AT&T believe that AT&T has meritorious defenses and these actions are being vigorously defended.

In March 2004, AT&T and the other defendants moved for summary judgment in both the Common Stock and Wireless Cases, and the plaintiffs moved for summary judgment in the Wireless Case. In June 2004, the Court granted in part and denied in part the motion for summary judgment in the Common Stock Case. The Court held that the plaintiffs could not prove that the alleged misrepresentation caused the decline in shareholder value with regard to any of their claims except for the December 1999 projections concerning AT&T Business Services and AT&T Consumer Services. This decision is ultimately subject to appeal, although such an appeal is unlikely until after a final judgment is entered in the case. The Court allowed the plaintiffs’ Section 20(a) claim to go forward. The trial on the remaining claims in the Common Stock Case is scheduled to commence in October 2004. No trial date has been set in the Wireless Case. In connection with the Broadband acquisition, we recorded an estimate of the fair value of the potential liability associated with these cases. We have not adjusted the amount recorded pending both the appeals process described above and final resolution of these cases.

AT&T – TCI lawsuits. On June 24, 1998, the first of a number of purported class action lawsuits was filed by then-shareholders of Tele-Communications, Inc. (“TCI”) Series A TCI Group Common Stock (“Common A”) against AT&T and the directors of TCI relating to the acquisition of TCI by AT&T. A consolidated amended complaint combining the various different actions was filed on February 10, 1999 in the Delaware Court of Chancery. The consolidated amended complaint alleges that former members of the TCI board of directors breached their fiduciary duties to Common A shareholders by agreeing to transaction terms whereby holders of the Series B TCI Group Common Stock received a 10% premium over what Common A shareholders received in connection with the transaction. The complaint further alleges that AT&T aided and abetted the TCI directors’ breach.

In connection with the TCI acquisition, which was completed in early 1999, AT&T agreed under certain circumstances to indemnify TCI’s former directors for certain losses, expenses, claims or liabilities, potentially including those incurred in connection with this action. In connection with the Broadband acquisition, Broadband agreed to indemnify AT&T for certain losses, expenses, claims or liabilities. Those losses and expenses potentially include those incurred by AT&T in connection with this action, both as a defendant and in connection with any obligation that AT&T may have to indemnify the former TCI directors for liabilities incurred as a result of the claims against them in this action.

On September 8, 1999, AT&T moved to dismiss the amended complaint for failure to state a cause of action against AT&T. On July 7, 2003, the Delaware Court of Chancery granted AT&T’s motion to dismiss on the ground that the complaint failed to adequately plead AT&T’s “knowing participation,” as required to state a claim for aiding and abetting a breach of fiduciary duty. The other claims made in the complaint remain outstanding. Discovery in this matter is now closed.

In our opinion, the final disposition of these AT&T related claims is not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations of any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position.

•	Our principal shareholder has considerable influence over our operations.

Brian L. Roberts has significant control over our operations through his control of BRCC Holdings LLC, which as a result of its ownership of outstanding shares of our Class B common stock holds a nondilutable 33 1/3% of the combined voting power of our common stock and also has separate approval rights over certain material transactions involving us. In addition, Brian L. Roberts is our President, CEO and Chairman of the Board.

You will have to determine for yourself the relevance and importance to you of these and other factors in making your decision.

      None of Comcast, Comcast’s Board of Directors or JPMorgan makes any recommendation about whether you should participate in the Stock Option Liquidity Program. In addition, we have not authorized anyone to provide you with information different from the information contained in this Notice or in the Web Site. You must make your own decision whether or not to sell your Eligible Options.

My former spouse has rights to some of my Eligible Options as a result of a divorce (or a pending divorce). Can I elect to sell just some of my Eligible Options? Can my former spouse make elections?

      You may sell all, but not less than all, of the Eligible Options that we have issued to you. If any of your Eligible Options are subject to a domestic relations order (or comparable legal document as the result of a pending divorce proceeding or the end of a marriage), you are responsible for ensuring that any election complies with the terms of such order or other document. Depending on your circumstances, you may need to consult with your current or former spouse prior to making an election. We will not accept elections to participate or withdrawals from anyone other than the Eligible Optionee to whom the Eligible Options were issued.

To whom can I talk if I have questions?

      For additional information or assistance about the Stock Option Liquidity Program, you may contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.). Customer service representatives are available Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

II.	TERMS AND CONDITIONS

1.	Eligibility; Requirement to Sell All or None; Election Period; Other Amendments; Transfer of Title;Other Definitions

      The Stock Option Liquidity Program is a program we are making available to you to allow you to sell all (but not less than all) of your Eligible Options to us and receive the Net Payment (less applicable tax withholdings) from us for your Eligible Options, provided you satisfy the terms and conditions of the Program.

      Eligible Options include options to purchase both Class A Common Stock and Class A Special Common Stock. The terms and conditions and all operational aspects of the Program are identical regardless of the class of common stock issuable upon the exercise of your Eligible Options. Except as otherwise indicated, the Average Closing Price(s) as used throughout this Notice will refer to the Average Closing Price of the class of our common stock underlying your Eligible Options. Accordingly, with respect to Eligible Options you hold to purchase our Class A Common Stock, the amount we will pay to you will be based upon the Average Closing Price of our Class A Common Stock. Likewise, with respect to Eligible Options you hold to purchase our Class A Special Common Stock, the amount we will pay to you will be based upon the Average Closing Price of our Class A Special Common Stock.

      You should read any part of this Notice which refers to “shares,” “stock” or “common stock” as referring to the class (or classes) of our common stock which would be issuable to you upon the exercise of your Eligible Options.

Eligible Optionees. To be eligible to participate in the Stock Option Liquidity Program, you must be an Eligible Optionee. An Eligible Optionee is a person who:

•	holds Eligible Options;

•	has not been an employee of Comcast or one of its subsidiaries since July 1, 2004; and

•	is not an officer or director of Comcast or any of its subsidiaries as of the date of this Notice.

Eligible Options. Eligible Optionees may sell for cash consideration all Eligible Options. Eligible Options are stock options that:

•

were granted under the Comcast 2003 Stock Option Plan, the Comcast 2002 Stock Option Plan, or the AT&T Broadband Adjustment Plan, under which Comcast assumed certain stock options in connection with Comcast’s acquisition of AT&T Broadband Corp. in November 2002; and

•	expire on or after December 31, 2004.

      As of September 30, 2004, all Eligible Optionees (approximately 63,200 optionees) as a group held Eligible Options to purchase a total of approximately 41,500,000 shares of our Class A common stock and 300,000 shares of our Class A Special common stock. As of that date, there were approximately 1,400,000,000 shares of our Class A Common Stock and approximately 900,000,000 shares of our Class A Special Common Stock outstanding.

      Your participation in the Stock Option Liquidity Program is completely voluntary. In addition to the materials we have included with this Notice you can access all information about the Stock Option Liquidity Program through our Web Site. Similar to the Election Form included with this Notice, the Web Site will provide you with information about the number of Eligible Options you hold at each exercise price and the pricing for each grant of your Eligible Options at different possible Average Closing Prices between $20.00 and $36.00. In addition, the Web Site will allow you to enter a specific assumed Average Closing Price of our common stock and calculate your estimated Net Payment (before applicable tax withholdings) based on the Average Closing Price that you input. If you do not have access to the Web Site, and would like to find out your estimated Net Payment (before applicable tax withholdings) based on an Average Closing Price not shown on the Election Form, you may contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.) Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time, and a customer service representative will assist you in determining your estimated Net Payment at various assumed Average Closing Prices that you specify.

      Requirement to Sell All or None. If you elect to participate in the Stock Option Liquidity Program and the Stock Option Liquidity Program is not terminated as explained in Section 8, all of your Eligible Options will be sold to Comcast, including any Eligible Options with exercise prices less than the current market price per share of common stock underlying such Eligible Options, also known as “in the money options.” You will not be able to sell less than all of your Eligible Options. For example, if you have three grants of options at exercise prices of $15, $30 and $50 and you decide to participate in the Stock Option Liquidity Program, all of your options will be sold. You may not elect to sell the $30 and $50 options while retaining the $15 options, regardless of the market price of the underlying common stock. Likewise, if you have two grants of options with exercise dates in 2006 and 2008 and you decide to participate in the Stock Option Liquidity Program, all of your options will be sold. You may not elect to sell the options that expire in 2006 while retaining the options that expire in 2008.

      If you hold options to purchase shares of both our Class A Common Stock and our Class A Special Common Stock and you elect to participate in the Stock Option Liquidity Program, all of your options of both classes will be sold. You may not elect to sell your options to purchase Class A Common Stock while retaining your options to purchase Class A Special Common Stock.

      Election Period. You may elect to participate in or to withdraw from the Stock Option Liquidity Program at any time during the period (the Election Period) beginning on Friday, October 8, 2004 and ending as of the Election Deadline currently scheduled to be 6:00 p.m., New York City/Eastern Time, on Tuesday, November 9, 2004. See Section 8 for a description of our rights to extend the Election Period and delay, terminate and amend the terms and availability of the Stock Option Liquidity Program. Any election to participate or withdraw that is not properly submitted during the Election Period in accordance with Sections 6 and 7 will be void and will have no effect.

      Transfer of Legal Title to Eligible Options. As of the Election Deadline, your election to participate in the Stock Option Liquidity Program, if not withdrawn before the Election Deadline, will be binding on you to sell and assign all of your right, title and interest in and to all of your Eligible Options to Comcast and will constitute your instruction to us to register on our books the sale to Comcast of your Eligible Options subject to the payment of the purchase price by JPMorgan to Comcast for the options that they will purchase from us under the Program. The sale to Comcast will not occur until payment by JPMorgan to Comcast of an amount equal to the aggregate of all Gross Payments for all Eligible Options sold, which is scheduled to occur on December 7, 2004. The sale is subject to the condition that the Stock Option Liquidity Program has not been terminated as explained in Section 9.

2.	Valuation of Options; Average Closing Price; Valuation Based on Possible Average Closing Prices

Valuation of Options. We are offering to purchase the Eligible Options with the goal of allowing Eligible Optionees to realize some value from their Eligible Options. The pricing of the Eligible Options was determined as a result of negotiations between Comcast and JPMorgan in part by reference to Black-Scholes and other option pricing models and is based upon the value of the options to be purchased by JPMorgan from us under the Stock Option Liquidity Program. The underlying class of common stock, notional amounts, exercise prices and time to maturity of the options purchased from us by JPMorgan will be identical to the options sold to us by Eligible Optionees who elect to participate in the Stock Option Liquidity Program. The options purchased by JPMorgan will also include terms typically found in equity option transactions entered into between sophisticated financial counterparties at arm’s length.

      Average Closing Price. The Average Closing Price means the arithmetic average (rounded up to the nearest 1/10,000 of a dollar) of the closing price of the applicable class of our common stock for every Available Trading Day during the Averaging Period. The Averaging Period means a period consisting of from four to ten Available Trading Days and which we anticipate will commence on November 16, 2004 and end on December 1, 2004. An Available Trading Day means a trading day on which (a) there is no market disruption, (b) Comcast’s registration statement is available (pursuant to the terms of our agreements with JPMorgan) to be used by JPMorgan in connection with JPMorgan’s hedging activities (described under the question “What market activities will JPMorgan engage in, and how could they affect me?” and in Section 10), and (c) if JPMorgan so requests, we or our counsel has delivered a statement to JPMorgan regarding the availability of such registration statement. If the Averaging Period consists of three or fewer Available Trading Days, then the Stock Option Liquidity Program will be terminated, in which case you will retain all of your Eligible Options on their current terms and conditions, the sale of your Eligible Options will be rescinded and you will not be paid for any Eligible Options, regardless of whether you elected to participate in the Program.

      Valuation based on possible Average Closing Prices. You will be able to estimate the Net Payment (before applicable withholdings) that you may receive for your Eligible Options based on assumed Average Closing Prices by referring to the Election Form provided to you as part of the materials you received with this Notice or the Web Site (information available on the Election Form or the Web Site together will be referred to as the Pricing Information). For assistance in obtaining Pricing Information for your Eligible Options, or if you do not have access to the Web Site, you may also contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.) Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

3.	Payment for Options Sold to JPMorgan

      JPMorgan is obligated to make payment to us for the options that it is purchasing from us in an amount equal to the aggregate of all Gross Payments for all Eligible Options sold, which is scheduled to occur four business days following the end of the Averaging Period.

4.	Payment for Eligible Options Sold to Comcast

      Your Net Payment will be equal to the Gross Payment for your Eligible Options less an amount of Program expenses and allocated to you as a participant in the Program and subject to the appropriate tax withholding by the Company. Your Net Payment is expected to be paid to you on December 7, 2004 which is four business days after the end of the Averaging Period.

      Expenses relating to the Program will be allocated among the Eligible Optionees participating in the Program. The amount of Program expenses allocated to each Eligible Optionee will be equal to $20 plus 1.5% of such Gross Payment. For example, if an Eligible Optionee’s Gross Payment is $1,000, the amount allocated for Program expenses will be $35 or ($20 + (1.5% * $1,000)). In this example, the Net Payment (before applicable withholdings) by Comcast to the Eligible Optionee will be $965 (prior to any deduction for withholding by the Company).

      HOLDERS OF ELIGIBLE OPTIONS SHOULD CONSULT THE PRICE AND NET PAYMENT INFORMATION INCLUDED IN THE PAPER ELECTION FORM OR BY USING THE WEB TOOL AT HTTPS://WWW.CORPORATE-ACTION.NET/COMCAST OR BY CALLING THE MELLON CALL CENTER TO OBTAIN THE NET PAYMENTS THAT WOULD BE RECEIVED FOR SUCH ELIGIBLE OPTIONS AT DIFFERENT AVERAGE CLOSING PRICES, BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE STOCK OPTION LIQUIDITY PROGRAM. HOLDERS OF ELIGIBLE OPTIONS SHOULD ALSO BE AWARE THAT THE GROSS PAYMENT TO BE RECEIVED IN RESPECT OF ELIGIBLE OPTIONS HAVING HIGHER EXERCISE PRICES AND/OR EARLIER EXPIRATION DATES WILL BE SMALLER THAN ELIGIBLE OPTIONS WITH LOWER EXERCISE PRICES AND/OR LATER EXPIRATION DATES AND THAT IN SOME CASES AFTER THE DEDUCTION OF ALLOCABLE PROGRAM EXPENSES THE NET PAYMENT TO A HOLDER OF SUCH ELIGIBLE OPTIONS MAY PROVIDE LITTLE OR NO VALUE TO SUCH HOLDER.

5.	Purpose of the Program

The Program will enable you to receive cash for your Eligible Options, thus enabling you to realize some value for your Eligible Options.

      From our perspective, the Program serves important compensation and personnel goals, including rationalizing the ownership of all employee options and reducing the option holdings of option holders who no longer contribute to Comcast’s performance in the marketplace. Additionally, the Program will provide ongoing benefits to us through the elimination of the personnel time and expenses associated with the tracking and administration of the options that will be cancelled as part of the Program, which time and expense can be applied to other aspects of our compensatory programs.

      We have determined that accomplishing these compensatory and personnel goals will contribute to a key objective of our overall compensation and personnel plans – focusing employee stock option and other equity-based incentives on the population most critical to our success – our current and future employees. The Program will facilitate achieving this objective, while enabling Eligible Optionees to receive cash for their Eligible Options.

6.	Procedures

      Making Your Election. If you wish to participate in the Stock Option Liquidity Program, you must submit your election to participate by 6:00 p.m. New York City/Eastern Time on Tuesday, November 9, 2004, by either:

•

mailing your completed paper copy of the Election Form, marked to indicate your election to participate to Mellon Investor Services LLC, Attn: Reorganization Dept., P.O. Box 3301, South Hackensack, NJ 07606, USA. Additional forms may be requested by contacting Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.) Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time. If you are submitting your Election or Withdrawal Form via mail, in order for your election to participate or withdraw to be valid, Mellon must RECEIVE your signed Election Form by the Election Deadline.

OR

•	following the instructions to make your election to participate on the Web Site at https://www.corporate-action.net/comcast.

OR

•	contacting a customer service representative at Mellon Investor Services by calling (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.).

      Submission of your election to participate or withdraw by any other method will NOT be accepted. You may change your election by properly submitting an election to participate or to withdraw from participation until the Election Deadline. After this deadline, no elections to participate or to withdraw will be accepted.

      If you submit your election to participate via the Web Site, you will promptly receive a confirmation through the Web Site. We recommend you print a copy of this confirmation for your records. If you submit your election via the mail or the telephone, you may obtain a confirmation of the status of your election through the Web Site.

      If you are submitting your Election or Withdrawal Form via mail, in order for your election to participate or withdraw to be valid, Mellon Investor Services must RECEIVE your signed Election Form by the Election Deadline.

      To be timely, your election must be RECEIVED by the Election Deadline either by us via the Web Site or by mail to Mellon Investor Services LLC, Attn: Reorganization Dept., P.O. Box 3301, South Hackensack, NJ 07606, USA. You are responsible for any untimely or otherwise improper submission.

      If you have questions about making an election, you may Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.). Customer service representatives are available Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time. You should review this Notice (including, if applicable, additional instructions on a paper copy of the Election Form) before making your election.

      Confirmation of Election. Upon submission of an electronic Submitted Election via the Web Site, you will promptly receive a confirmation of your election through the Web Site. We recommend that you print this confirmation for your records.

      After the end of the Averaging Period, information about the actual amount of your Net Payment (before applicable withholdings) for your Eligible Options will be available on the Web Site or by calling the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.).

      Determination of Validity; Rejection of Election; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine in our discretion questions about the eligibility of options, and the validity, form, and eligibility (including time of receipt) of Submitted Elections (including any changes of election). Our determination of these matters will be final and binding on all parties. We may reject any Submitted Elections (including changes of election) we determine were not properly made or submitted or if we determine your participation in the Stock Option Liquidity Program would violate applicable law. Otherwise, unless the Stock Option Liquidity Program is terminated as explained in Section 9, properly and timely Submitted Elections that are not validly withdrawn will be accepted. We may waive any of the conditions for participation in the Stock Option Liquidity Program or any defect or irregularity in any Submitted Elections (including changes of election) with respect to any particular Eligible Options or any particular Eligible Optionee. No Eligible Options with respect to a particular Eligible Optionee will be sold until all defects or irregularities either have been cured by the Eligible Optionee submitting his or her Submitted Election or have been waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities related to Submitted Elections, and no one will be liable for failing to give notice of any defects or irregularities.

7.	Withdrawal of an Election to Participate

      Procedures to Withdraw. If you elect to participate in the Stock Option Liquidity Program and you later want to withdraw your election to participate, you must submit your election to withdraw using one of the methods available for making an election to participate set forth in Section 6.

In order for your election to withdraw to be valid, Mellon Investor Services must RECEIVE your signed Withdrawal Form or valid withdrawal election through the Web Site by the Election Deadline.

      If you do not have access to the online Web Site when you wish to withdraw your election, you will need to mail your Withdrawal Form to Mellon at the address set forth in Section 6 so that it is RECEIVED by the Election Deadline. You may also, prior to the Election Deadline, call the Mellon call center to withdraw by telephone.

Ability to Participate After Withdrawal. If you elect to withdraw your election to sell your Eligible Options and you later decide you want to participate in the Stock Option Liquidity Program and sell your Eligible Options, you may elect to participate as long as you submit your election to participate in accordance with the instructions in Section 6 and we receive your Submitted Election by the Election Deadline. Submission of your election by any other method will not be accepted.

      Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Submitted Election or change of Submitted Election, and we will not be liable for failing to give notice of any defects or irregularities. We will make a determination of all ambiguities as to the form and validity, including time of receipt, of a Submitted Election and change of Submitted Election. Our determinations of these matters will be final and binding.

8.	Extension of Election Period; Reduction of Averaging Period

      If at any time during the Election Period, an Election Period Extension Event occurs, we may extend the Election Period; however we do not anticipate that the Election Period will extend beyond November 18, 2004.

      If an Election Period Extension Event occurs, we will use our reasonable best efforts to remedy the Election Period Extension Event as promptly as practicable, including by making all filings (including without limitation on Form 8-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) necessary to cause the Election Period Extension Event to terminate.

An "Election Period Extension Event" means the occurrence of:

•

an event (or existence of a condition) that has caused this Notice or the Election Form to include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

•	a Stock Option Liquidity Program Disruption Event.

A "Stock Option Liquidity Program Disruption Event" means:

•

any action or proceeding, or pending action or proceeding, by any government agency, authority or tribunal or any other person, domestic or foreign, directly or indirectly, that prohibits the Stock Option Liquidity Program or the sale of the Eligible Options pursuant to the Stock Option Liquidity Program, that in each case is reasonably expected to succeed and, if successful, is reasonably expected to materially and adversely affect the Stock Option Liquidity Program taken as a whole; or

•

any action taken, or any approval withheld, by any court or any authority, agency or tribunal that would, directly or indirectly, make it illegal for a substantial number of our Eligible Optionees to sell their Eligible Options, for JPMorgan to make payment to us for the options that it is purchasing from us or otherwise prohibit full performance of the transactions contemplated in the Stock Option Liquidity Program, that in each case would be reasonably expected to materially and adversely affect the Stock Option Liquidity Program taken as a whole.

      We may also, at any time prior to the Election Deadline, request that JPMorgan agree to an extension of the Election Deadline for any reason (other than the occurrence of an Election Period Extension Event). JPMorgan is required to consider such request in good faith and not unreasonably withhold its consent to such extension; however, the Election Period may not be extended beyond November 18, 2004.

An extension of the Election Period may reduce the number of trading days used in determining the Average Closing Price. Likewise, the occurrence of a market disruption during the Averaging Period could reduce the number of days available for the Averaging Period and thus increase the likelihood that the Stock Option Liquidity Program could be terminated as described in Section 9.

      If we extend the Election Period, we will publicly announce the extension no later than 9:00 a.m., New York City/Eastern Time, on the day following the date the period would have expired if not extended.

Any determination we make concerning the events described in this Section 8 will be final and binding on all parties.

9.	Stock Option Liquidity Program Conditions and Termination Events

      Consummation by Comcast of the Stock Option Liquidity Program, which is currently scheduled for December 7, 2004, including acceptance of Eligible Options by Comcast, is subject to the satisfaction or waiver of several conditions, not all of which will be satisfied or waived prior to the Election Deadline. The conditions include:

•	the absence of a Stock Option Liquidity Program Disruption Event, described in Section 8;

•	the absence of a termination of any of the Stock Option Liquidity Program transaction documents between JPMorgan and Comcast, described in Section 10;

•

performance by Comcast and JPMorgan, in all material respects of their obligations under the transaction documents described in Section 10, including the payment of the purchase price by JPMorgan to Comcast for the options they will purchase as part of the Program;

•

the accuracy in all material respects of the representations and warranties regarding due authorization, validity, enforceability, noncontravention and other similar matters made by Comcast and JPMorgan in the Stock Option Liquidity Program documents; and

•	the absence of governmental action that would make JPMorgan’s hedging activities (as described in Section 10 under Hedging Activities Conducted by JPMorgan) illegal.

      All conditions must be satisfied or waived at or before the consummation of the Stock Option Liquidity Program which is currently scheduled for December 7, 2004, which is four business days following the end of the Averaging Period.

      The Stock Option Liquidity Program may be terminated by JPMorgan or Comcast under certain circumstances. Except as noted, termination may occur after the Election Deadline. The circumstances under which the Stock Option Liquidity Program may be terminated include:

•	the mutual written agreement of Comcast and JPMorgan;

•

by Comcast during the Election Period if any event or events occur that have resulted or may result, in Comcast’s reasonable judgment, in a material impairment of the contemplated compensatory objectives of the Program;

•	by either Comcast or JPMorgan if the Averaging Period consists of three or fewer Available Trading Days; or

•	by JPMorgan if the Election Period is extended beyond November 18, 2004.

The Stock Option Liquidity Program cannot be terminated at or after the closing of the Program Agreement, which occurs when JPMorgan is obligated to pay Comcast for the options it will purchase from

Comcast. If not consummated by February 28, 2005, the Stock Option Liquidity Program will be terminated.

      If the Stock Option Liquidity Program is so terminated, you will retain all of your Eligible Options on their current terms and conditions, the sale of your Eligible Options will be rescinded and you will not be paid for any Eligible Options, regardless of whether you elected to participate in the Stock Option Liquidity Program.

Any determination we make concerning the events described in this Section 9 will be final and binding on all parties.

10.	Role of JPMorgan in the Program; Hedging Activities Conducted by JPMorgan; Arrangements with JPMorgan

      Role of JPMorgan. If the Stock Option Liquidity Program is not terminated as explained in Section 9, JPMorgan will purchase options from us. The underlying class of common stock, notional amounts, exercise prices and time to maturity of the options purchased from us by JPMorgan will be identical to the options sold to us by Eligible Optionees who elect to participate in the Stock Option Liquidity Program. The options purchased by JPMorgan will also include terms typically found in equity option transactions entered into between sophisticated financial counterparties at arm’s length. As consideration for such options, JPMorgan will deliver payment to us in an amount equal to the aggregate of all Gross Payments for all Eligible Options we purchase. These events are scheduled to occur on December 7, 2004, which is four business days following the end of the Averaging Period.

      JPMorgan has no obligations to you under the Stock Option Liquidity Program. Only we are obligated to make any payments to you for any Eligible Options that you elect to sell under the Stock Option Liquidity Program. JPMorgan will pay us for the options it is purchasing from us as described above.

      The pricing of every Eligible Option was determined by negotiations between Comcast and JPMorgan in part by reference to Black-Scholes and other option pricing models and will be based upon the value of the options to be purchased by JPMorgan from us in connection with the Stock Option Liquidity Program.

      Hedging Activities Conducted by JPMorgan. JPMorgan has informed us that it intends to enter into market transactions to hedge its exposure to the ownership of the Eligible Options, as amended and restated. These market transactions will include sales of our common stock that will take place during the Averaging Period pursuant to a registration statement that we filed with the SEC.

      During the Averaging Period, JPMorgan expects to sell shares of our common stock pursuant to the registration statement to establish its desired hedge position. JPMorgan expects to sell approximately equal numbers of shares on each day during the Averaging Period. These sales could have the effect of decreasing the market price of our common stock. If these sales decrease the market price of our common stock during the Averaging Period, this would cause you to receive a lower price for your Eligible Options under the Stock Option Liquidity Program.

      JPMorgan also expects to sell additional shares pursuant to the registration statement to comply with regulatory requirements. The sales of these additional shares will not be made to establish a hedge position. These additional shares, together with the shares JPMorgan sells to establish its desired hedge position, will equal the total number of shares underlying all Eligible Options that are sold under the Stock Option Liquidity Program. As a result, JPMorgan expects to purchase a number of shares in secondary market transactions approximately equal to the number of these additional shares it sells, on the same days it sells additional shares, so that JPMorgan will be in its desired hedge position after taking into account all such additional sales and corresponding purchases. The number of shares purchased may be a significant percentage of the number of shares sold under the registration statement and, depending on market factors and the terms of the sold options, is likely to represent substantially more than half of the total number of shares sold under the registration statement. The sales and purchases that are not made to establish JPMorgan’s hedge position may take place before, during and after the Averaging Period.

      JPMorgan also may buy or sell additional shares of our common stock or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Eligible Options. JPMorgan also may be active in the market for our common stock other than in connection with hedging activities in relation to the Stock Option Liquidity Program. JPMorgan will make its own determination as to whether, when or in what manner any hedging or market activities in our securities will be conducted. Any of JPMorgan’s market activities with respect to our common stock may affect the market price and volatility of our common stock.

      The following summaries are qualified in their entirety by reference to the complete text of the agreements, which are included as exhibits to the Schedule TO-I filed by us with the SEC on October 8, 2004:

      Arrangements with JPMorgan. We have entered into the following agreements with JPMorgan that relate to the role and activities of JPMorgan in connection with the Stock Option Liquidity Program, including the advisory role of JPMorgan, its market activities in connection with the registration agreement as described in this Section 10 under “Hedging Activities Conducted by JPMorgan.” and the terms of the options to be purchased by JPMorgan from us under the Stock Option Liquidity Program. As explained in the answers to the questions “How is the price of my Eligible Options determined?,” “What are JPMorgan’s obligations to me under the Program?,” “Does Comcast or JPMorgan make any recommendations?” and “What factors should I consider in deciding whether to sell my Eligible Options?" and above in this Section 10, we determined the price paid to you for your Eligible Options pursuant to negotiations between JPMorgan and us based upon the value of the options to be purchased by JPMorgan from us under the Stock Option Liquidity Program.

•

Engagement Letter – We have entered into an engagement letter with J.P. Morgan Securities Inc. under which we have obtained financial advisory services from J.P. Morgan Securities Inc. in connection with structuring, analysis and evaluation of the Stock Option Liquidity Program. In exchange for these services, we agreed to designate J.P. Morgan Securities Inc. as the exclusive counterparty in the Stock Option Liquidity Program. We have agreed with JPMorgan that if the total Gross Payments for Eligible Options participating under the Program exceed an agreed upon amount, we will pay JPMorgan for a portion of its expenses relating to the Program, based on a formula. Similarly, if the total Gross Payments are less than an agreed upon amount, JPMorgan will reimburse us for a portion of our expenses relating to the Program, based on a formula.

•

Program Agreement – We have entered into a program agreement with JPMorgan, under which we have established certain structural terms related to the Stock Option Liquidity Program (excluding the terms of our payments to Eligible Optionees), as described in this Notice. These structural terms include the Pricing Information, the length of the Election Period and Averaging Period and the events that may result in an extension of the Election Period or termination of the Program. As described above, as part of the Stock Option Liquidity Program, we have agreed to sell to JPMorgan certain options. The underlying class of common stock, notional amounts, exercise prices and time to maturity of the options purchased from us by JPMorgan will be identical to the options sold to us by Eligible Optionees who elect to participate in the Stock Option Liquidity Program. The options purchased by JPMorgan will also include terms typically found in equity option transactions entered into between sophisticated financial counterparties at arm’s length. We have agreed to indemnify JPMorgan for certain liabilities related to the Stock Option Liquidity Program, including liabilities relating to our withdrawal or termination of the Stock Option Liquidity Program or our failure to comply with the terms of this Notice, liabilities under federal securities laws relating to this Notice and certain other disclosure documents related to the Stock Option Liquidity Program, and liabilities resulting from breaches of representations and warranties made by us to JPMorgan regarding the Stock Option Liquidity Program. We have also agreed to reimburse JPMorgan for some or all of its losses incurred in connection with various market activities if the Stock Option Liquidity Program is terminated or if the Averaging Period is composed of fewer than ten days and JPMorgan agreed to pay us some or all of its gains from such market activities.

•

Registration Agreement – We have entered into a registration agreement with JPMorgan and J.P. Morgan Securities Inc., under which we have agreed to take certain steps (including, among other things, filing with the SEC a registration statement) in order to enable J.P. Morgan Securities Inc. to make sales of up to approximately 41,500,000 shares of our Class A Common Stock and up to approximately 300,000 shares of our Class A Special Common Stock. This registration statement initially was filed on September 21, 2004. The number of shares that J.P. Morgan Securities Inc. offers will be equal to the number of shares underlying all of the Eligible Options that are sold under the Stock Option Liquidity Program.

11.	Price Range of Comcast Common Stock

      Our Class A Common Stock and Class A Special Common Stock is quoted on Nasdaq under the symbols “CMCSA” and “CMCSK,” respectively. The following table shows, for the quarters and fiscal years indicated, the high and low closing prices per share of each class of our common stock as reported by Nasdaq (in Dollars per share). As of October 1, 2004, the closing price of our Class A Common Stock, as reported by Nasdaq, was $29.11 per share and the closing price of our Class A Special Common Stock, as reported by Nasdaq, was $28.86 per share.

	Class A Common Stock		Class A Special Common Stock
Quarter Ended	High	Low	High	Low

September 30, 2004	28.75	26.48	28.13	26.18

June 30, 2004	30.66	27.63	29.70	26.67

March 31, 2004	36.13	28.00	35.10	27.05

December 31, 2003	33.87	30.76	32.49	29.47

September 30, 2003	32.95	28.52	31.72	27.15

June 30, 2003	34.54	28.65	32.60	27.50

March 31, 2003	30.80	24.47	29.33	23.57

December 31, 2002	26.78	17.40	26.24	16.93

12.	Source and Amount of Consideration

      The funds used to pay the cash consideration for Eligible Options will come from the cash we receive from JPMorgan As discussed under Section 9, our obligation to purchase your Eligible Options is conditioned upon our receipt of the purchase price from JPMorgan for the options they purchase from us under the Stock Option Liquidity Program. As of September 30, 2004, approximately 41,800,000 Eligible Options are held by approximately 63,200 Eligible Optionees. It is not possible to determine the aggregate of all Gross Payments that will be required to be made for Eligible Options sold because we do not know how many Eligible Options will be sold under the Stock Option Liquidity Program, what the exercise prices will be of the Eligible Options sold, or what the Average Closing Price during the Election Period will be. The following table illustrates the Net Payments (before applicable tax withholdings) at different Average Closing Prices if all of the Eligible Options were sold under the Stock Option Liquidity Program.

Hypothetical Average Closing Price	$20.00	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00	$34.00	$36.00

Net Payment ($ millions)	$39.2	$53.2	$69.5	$88.5	$110.3	$135.2	$163.4	$195.7	$232.2

13.	Information about Comcast, Including Summary Financial Information

      We are a Pennsylvania corporation and were incorporated in December 2001. We have been involved, through our predecessors, in the development, management and operation of broadband cable networks since 1963. On November 18, 2002, we acquired AT&T Corp.‘s broadband business, which we refer to as Broadband. As a result of the Broadband acquisition, we are currently the largest cable operator in the United States.

We are involved in:

•	Cable – through the development, management and operation of broadband communications networks, including video, high-speed Internet and phone service, and

•

Content – through our consolidated programming investments, including our national cable television networks E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network, and G4, and our regional programming-related enterprises Comcast Spectacor, Comcast SportsNet, Comcast SportsNet Mid-Atlantic, Comcast SportsNet Chicago, Cable Sports Southeast, and CN8, as well as other programming investments.

      For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this Notice. For instructions on how to find copies of these and our other filings incorporated by reference in this Notice, see Section 19.

      We have our principal executive offices at 1500 Market Street, Philadelphia, PA 19102-2148. Our telephone number is (215) 665-1700. We also have a world wide web site at http://www.comcast.com. Copies of the annual, quarterly and current reports we file with the SEC, and any amendments to those reports, are available on our website. The information posted on our web site is not part of this Notice. If you have specific questions regarding the Stock Option Liquidity Program, you may contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.).

      Summary Financial Information. Set forth below is a selected summary of our financial information for the years ended December 31, 2003, and December 31, 2002 and for the quarters ended June 30, 2004 and June 30, 2003. The summary financial information for the years ended December 31, 2003 and December 31, 2002 was derived from our audited financial statements included in our Current Report on Form 8-K filed with the Commission on September 21, 2004. The summary financial information for the quarters ended June 30, 2004 and June 30, 2003 was derived from our unaudited financial statements included in our quarterly report in Item 1 on Form 10-Q for the quarter ended June 30, 2004. All of the summary financial information below should be read together with the respective financial statements and related notes included in the above referenced reports. Since the selected summary financial information set forth below is not accompanied by an audit report, it is considered unaudited.

	Quarter Ended June 30,		Year Ended December 31,
(Dollars in Millions, except per share data)	2004	2003	2003	2002*

Revenues	$5,066	$4,594	$18,348	$8,102

Operating income	$852	$425	$1,954	$921

Net income (loss)	$262	$(22)	$3,240	$(274)

Basic earnings per share	$0.12	$(0.01)	$1.44	$(0.25)

Diluted earnings per share	$0.12	$(0.01)	$1.44	$(0.25)

Current assets	$4,418		$5,403	$7,099

Noncurrent assets	$103,663		$103,756	$106,029

Current liabilities	$8,631		$9,654	$15,406

Noncurrent liabilities	$57,935		$57,843	$59,393

*

On November 18, 2002, we acquired AT&T Corp.‘s broadband business. Accordingly, the financial statements for the year ended December 31, 2002 include the results of Broadband from the date of the Broadband acquisition.

14.	Interests of Directors and Officers; Transactions and Arrangements

      None of our directors or executive officers is an Eligible Optionee because in order to be an Eligible Optionee, a person must not be an officer or director of Comcast or its subsidiaries as of the date of this Notice.

      Neither we, nor, to the best of our knowledge, any of our officers or directors, nor any affiliates of us or our officers or directors, have engaged in transactions involving Eligible Options during the 60 days prior to this Notice.

As of June 30, 2004, we had the following number of options outstanding to purchase our Class A Common Stock and our Class A Special Common Stock:

•	96,989,797 options to purchase our Class A Common Stock;

•	58,711,523 options to purchase our Class A Special Common Stock.

15.	Accounting Consequences to Comcast of the Program

      Eligible Options that are sold to us under the Stock Option Liquidity Program will be cancelled and new options will be sold by us to JPMorgan to hold until it either exercises the options or the options expire. JPMorgan will not be able to transfer or sell the options it acquires through the Stock Option Liquidity Program to any third party, other than to its affiliates. The primary effect on us of the Stock Option Liquidity Program will be a charge to earnings in an amount equal to the aggregate of all Gross Payments made with respect to all Eligible Options that vested as a result of the option holders’ employment with us, which we expect to be immaterial to our consolidated results of operations.

16.	Legal Matters; Regulatory Approvals

      We are not aware of any pending legal proceedings relating to the Stock Option Liquidity Program, any license or regulatory permit that appears to be material to our business that might be adversely affected by the Stock Option Liquidity Program, or any approval or other action by any government or regulatory authority or agency that is required (but has not been obtained) for participation in the Stock Option Liquidity Program. If a Stock Option Liquidity Program Disruption Event occurs, we may extend the Election Period, delay the performance of the transactions contemplated in the Stock Option Liquidity Program, or terminate the Stock Option Liquidity Program, as described in Sections 9 and 10. We cannot assure you that we would be able to obtain any required approval, take any other required action or make any required filing in connection with the Stock Option Liquidity Program. In addition, our failure to obtain any required approval, take any required action or make any required filing in connection with the Stock Option Liquidity Program might result in harm to our business.

      This offer to purchase Eligible Options is not being made (nor will any options be purchased from or on behalf of) holders in any jurisdiction in which the making of the offer to purchase Eligible Options or the acceptance of the offer to purchase any Eligible Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we deem necessary for us to make the offer to purchase Eligible Options in any such jurisdiction and extend the offer to purchase to holders in such jurisdiction.

17.	Material U.S. Federal Income and Other Tax Consequences

      The following is a general summary of the material U.S. federal income tax consequences of the Stock Option Liquidity Program. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. This summary also does not address the state, local and foreign tax consequences of the Stock Option Liquidity Program. Before deciding whether to sell your Eligible Options under the Stock Option Liquidity Program, we recommend that you consult with your tax advisor to determine the tax consequences of such a decision.

For Eligible Optionees who are U.S. Citizens or U.S. Residents:

      If you are a U.S. citizen or U.S. resident (any person subject to tax in the U.S. as a resident) and you elect to sell your Eligible Options under the Stock Option Liquidity Program, we believe that you will recognize ordinary income for U.S. federal income tax purposes equal to the Net Payment. The Net Payment will be treated as wages subject to federal income tax withholding and federal employment tax withholding and may also be subject to other withholding taxes, such as state and local taxes. Depending on your personal tax situation, you may owe U.S. federal income taxes on the payments in excess of the amounts withheld. Special rules apply if you are a citizen or resident of Puerto Rico or the U.S. Virgin Islands. Please see below.

For Eligible Optionees who are not U.S. Citizens or U.S. Residents:

      Individuals who are not U.S. citizens or U.S. residents will generally be subject to the same U.S. tax treatment as U.S. citizens and U.S. residents in respect of Net Payments received on the sale of Eligible Options. Thus, in general, the payment will be treated as wages subject to federal income tax withholding and federal employment tax withholding. The Net Payments may also be subject to other withholding taxes, such as state and local taxes. Depending on your personal tax situation, you may owe U.S. federal income taxes on the payments in excess of the amounts withheld.

      If a Foreign Holder received Eligible Options that are attributable to services performed both within the U.S. and outside the U.S., only the amount of the Net Payment that is attributable to services performed within the U.S. will be subject to U.S. federal income and employment taxes. We will treat the Net Payment as attributable entirely to U.S. services and therefore will withhold taxes against the entire amount of the Net Payment. A Foreign Holder whose Eligible Options are attributable in part to services performed outside the U.S. may be able to claim a refund of all or part of the tax withheld by filing an income tax return with the Internal Revenue Service.

      Foreign Holders who are resident in a foreign country and can claim the benefits of a tax treaty between the U.S. and the country of residence may be entitled to a reduction or elimination of the U.S. tax with respect to the payment received for Eligible Options. Foreign Holders who are entitled to claim the benefits of a treaty with respect to the payment are required to submit to the paying agent a properly completed Form W-8 BEN in order to claim treaty benefits.

      Foreign Holders may be subject to foreign tax with respect to the Net Payment received for the sale of Eligible Options. Foreign Holders should consult their own tax advisors with respect to the U.S. and foreign tax consequences of participating in the Program, including the possibility of claiming the tax treaty benefits with respect thereto.

For Eligible Optionees Who are Residents of Puerto Rico:

      If you are a resident of Puerto Rico, you are not subject to U.S. federal income tax on the portion of the Net Payment, if any, that is attributable to services you performed in Puerto Rico. We will treat the Net Payment as attributable entirely to U.S. services and therefore will withhold taxes against the entire amount of the Net Payment. A resident of Puerto Rico whose Eligible Options are attributable in part to services performed in Puerto Rico may be able to claim a refund of all or part of the tax withheld by filing an income tax return with the Internal Revenue Service.

      Residents of Puerto Rico may be subject to Puerto Rico tax with respect to all or a portion of the payment received for the sale of Eligible Options. Foreign Holders should consult their own tax advisors with respect to the U.S. and Puerto Rico tax consequences of participating in the Program, including the possibility of claiming the tax treaty benefits with respect thereto.

For Eligible Optionees Who are Residents of the U.S. Virgin Islands:

      An individual (including a U.S. citizen) who is a bona fide resident of the U.S. Virgin Islands at the close of the taxable year may be entitled to claim an exemption from withholding of U.S. federal income taxes with respect to the Net Payment. In order to claim the exemption, the individual must furnish to the paying agent, prior to receipt of the payment, a statement in duplicate that he expects to satisfy his income tax obligations under section 28(a) of the Revised Organic Act of the U.S. Virgin Islands with respect to all wages to be paid to him by Comcast during 2004. Even if the exemption is claimed, the payment may be subject to other taxes, including employment taxes, state, local and foreign income taxes.

      Residents of the U.S. Virgin Islands may be subject to U.S. Virgin Islands tax with respect to the payment received for the sale of Eligible Options. Individuals who are residents of the U.S. Virgin Islands should consult their own tax advisors with respect to the U.S. and U.S. Virgin Islands tax consequences of participating in the Program, including the possibility of claiming an exemption from U.S. federal income tax withholding with respect thereto.

For Eligible Optionees who choose not to participate in the Program:

We believe that you will not be subject to current U.S. federal income tax if you decided to keep your Eligible Options.

We recommend that you consult with your own tax advisor to determine the tax consequences of your decision to participate or not participate in the Program.

18.	Fees and Expenses

      We are not paying any solicitation fees or commissions to any broker, dealer or other person to ask our Eligible Optionees holding Eligible Options to sell Eligible Options through this Stock Option Liquidity Program.

      We estimate our expenses in connection with the Stock Option Liquidity Program will total approximately $1,000,000, including expenses related to the registration of the shares of Class A Common Stock and Class A Special Common Stock. Some or all of these Program expenses will be allocated among the Eligible Optionees participating in the Program. The amount of Program expenses allocated to each Eligible Optionee will be equal to $20 plus 1.5% of the Gross Payment. For example, if an Eligible Optionee’s Gross Payment is $1,000, the amount allocated for Program expenses will be $35 or ($20 + (1.5% * $1,000)). In this example, the Net Payment by Comcast to the Eligible Optionee will be $965 (the Gross Payment of $1,000 less $35 of allocated expenses) (prior to any applicable tax withholdings).

      HOLDERS OF ELIGIBLE OPTIONS SHOULD CONSULT THE PRICE AND NET PAYMENT INFORMATION INCLUDED IN THE PAPER ELECTION FORM OR BY USING THE WEB TOOL AT HTTPS://WWW.CORPORATE-ACTION.NET/COMCAST OR BY CALLING THE MELLON CALL CENTER TO OBTAIN THE NET PAYMENTS THAT WOULD BE RECEIVED FOR SUCH ELIGIBLE OPTIONS AT DIFFERENT AVERAGE CLOSING PRICES, BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE STOCK OPTION LIQUIDITY PROGRAM. HOLDERS OF ELIGIBLE OPTIONS SHOULD ALSO BE AWARE THAT THE GROSS PAYMENT TO BE RECEIVED IN RESPECT OF ELIGIBLE OPTIONS HAVING HIGHER EXERCISE PRICES AND/OR EARLIER EXPIRATION DATES WILL BE SMALLER THAN ELIGIBLE OPTIONS WITH LOWER EXERCISE PRICES AND/OR LATER EXPIRATION DATES AND THAT IN SOME CASES AFTER THE DEDUCTION OF ALLOCABLE PROGRAM EXPENSES THE NET PAYMENT TO A HOLDER OF SUCH ELIGIBLE OPTIONS MAY PROVIDE LITTLE OR NO VALUE TO SUCH HOLDER.

19.	Additional Information

      We have filed a Tender Offer Statement on Schedule TO-I with the SEC on October 8, 2004 with respect to the Stock Option Liquidity Program. This document is part of the Schedule TO-I. This document does not contain all of the information contained in the Schedule TO-I and the exhibits to the Schedule TO-I. You may want to review the Schedule TO-I, including the exhibits, before making a decision about whether to participate in the Program and sell your Eligible Options.

      We recommend that, before making a decision whether to participate in the Stock Option Liquidity Program, you read our annual report for our year ended December 31, 2003, along with any reports we have subsequently filed with the SEC. In particular, we recommend you review our financial statements for our years ended December 31, 2003 and December 31, 2002 that are provided in Item 8 (“Financial Statements and Supplementary Data”) on Form 10-K, filed with the SEC on March 12, 2004 and the Form 8-K, filed with the SEC on September 21, 2004.

      Our Form 10-K and other SEC filings can be found on our web site. The SEC file number for our filings is 000-50093. Our filings with the SEC are available on the SEC’s Internet site at http://www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20001

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our Class A Common Stock is quoted on Nasdaq under the symbol “CMCSA” and our Class A Special Common Stock is quoted on Nasdaq under the symbol “CMCSK.” Our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006.

      We will provide without charge to each person to whom we deliver a copy of this Notice, upon their written or oral request, a copy of any or all of the documents to which we have referred in this Section 19, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed by mail to:

Investor Relations Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

You may also contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.). Customer service representatives are available Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

      We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Stock Option Liquidity Program has been consummated:

•	Comcast’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 12, 2004.

•	Comcast’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 5, 2004.

•	Comcast’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on July 30, 2004.

•

Comcast’s Current Report on Form 8-K filed with the SEC on September 21, 2004, which contains audited consolidated financial statements for the year ended December 31, 2003 that supersede the audited consolidated financial statements contained in the Form 10-K.

We are not incorporating by reference any Form 8-Ks through which we furnish, rather than file, information with the SEC.

      As you read the documents listed in this Section 19, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between one of these documents and this Notice, you should rely on the statements made in the most recent document.

The information contained in this Notice about us should be read together with the information contained in the documents to which we have referred you.

Comcast Corporation	October 8, 2004

DEFINED TERMS

        “ARCA” means the Archipelago Exchange.

        “Available Trading Day” means a trading day on which (a) there is no market disruption, (b) Comcast’s registration statement is available to be used by JPMorgan in connection with JPMorgan’s hedging activities and (c) if JPMorgan so requests, we or our counsel has delivered a statement to JPMorgan regarding the availability of such registration statement.

        “Average Closing Price” means the arithmetic average (rounded up to the nearest 1/10,000 of a dollar) of the closing price of our common stock for every Available Trading Day during the Averaging Period.

        “Averaging Period” means the period beginning no later than the first Available Trading Day following the sixth calendar day after the Election Deadline and ending on and including the earlier of (i) Thursday, December 9, 2004 or (ii) the 10th consecutive Available Trading Day.

        “Broadband” means the broadband business of AT&T Corp., which became a subsidiary of Comcast through an acquisition consummated on November 18, 2002.

        “business day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business in U.S. Dollars in New York City.

        “CBOE” means the Chicago Board Options Exchange.

        “closing price” means, with respect to our common stock on any Available Trading Day, the NASDAQ Official Closing Price of our common stock on such Available Trading Day.

        “common stock” means shares of the class (or classes) of our common stock (Class A Common Stock and/or our Class A Special Common Stock) which would be issuable to you upon the exercise of your options.

        “election” means any election to participate or withdraw.

        “Election Deadline” means 6:00 p.m. on November 9, 2004, unless extended by Comcast as described in Section 8 of the Terms and Conditions.

        “Election Form” means the paper election form you received in the mail along with this Notice.

        “Election Period” means the period from (and including) the Launch Date through the Election Deadline, during which time Eligible Optionees may elect to participate in the Program or withdraw previously submitted elections to participate.

        “Election Period Extension Event” means the occurrence of (i) an event (or existence of a condition) that has caused this Notice or the Election Form to include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) a Stock Option Liquidity Program Disruption Event.

        “Eligible Optionee” means a person who holds Eligible Options and who has not been an employee of Comcast or its subsidiaries since July 1, 2004 and who is not an officer or director of Comcast or any of its subsidiaries as of the date of this Notice.

        “Eligible Options” means stock options, that were granted under the Comcast 2003 Stock Option Plan, the Comcast 2002 Stock Option Plan, or the AT&T Broadband Adjustment Plan, under which Comcast assumed certain stock options in connection with Comcast’s acquisition of AT&T Broadband Corp. in November 2002 and expire on or after December 31, 2004.

        “Foreign Holders“ means individuals who are not U.S. citizens or U.S. residents.

        “Gross Payment” means the price Comcast is going to pay you to purchase all of your Eligible Options before the deduction of allocable expenses.

        “IRS” means the Internal Revenue Service of the United States.

        “Launch Date” means October 8, 2004.

        “market disruption” means, in respect of our common stock, the occurrence or existence of: (i) any suspension of or limitation imposed by Nasdaq, ARCA or CBOE, or otherwise on trading of our common stock or futures or options contracts relating to our common stock; (ii) any event (other than an event described in clause (iii) below) that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market value for, our common stock or futures or options contracts relating to our common stock at any time during the one hour period that ends the regular trading session of Nasdaq, ARCA or CBOE; (iii) the closure of Nasdaq, ARCA or CBOE, on any trading day on which it is open for trading during its regular trading session, prior to its scheduled closing time unless such earlier closing time is announced by Nasdaq, ARCA or CBOE, as the case may be, at least one hour prior to the earlier of (A) the actual closing time for the regular trading session or (B) the submission deadline for orders to be executed at the end of the regular trading session; or (iv) any trading day on which Nasdaq, ARCA or CBOE,, as the case may be, fails to open for trading during its regular trading session.

        “Mellon” means Mellon Investor Services, LLC.

        “Nasdaq” means the Nasdaq Stock Market, Inc..

        “Net Payment” means the Gross Payment less allocated expenses (calculated as the sum of $20.00 plus 1.5% of your Gross Payment).

        “Notice” means this Notice to Eligible Optionees.

        “Option Plans” means the Comcast 2003 Stock Option Plan, the Comcast 2002 Stock Option Plan, or the AT&T Broadband Adjustment Plan, under which Comcast assumed certain stock options in connection with Comcast’s acquisition of AT&T Broadband Corp. in November 2002.

        “Pricing Information” means all of the information provided by Comcast on the Election Form, on the Web Site or via the Mellon call center which indicates the estimated Net Payment available to an Eligible Optionee.

        “Program” means the Stock Option Liquidity Program.

        “SEC” means the Securities and Exchange Commission of the United States.

        “shares” means shares of the class (or classes) of our common stock (Class A Common Stock and/or our Class A Special Common Stock) that would be issuable to you upon the exercise of your options.

        “stock” means shares of the class (or classes) of our common stock (Class A Common Stock and/or our Class A Special Common Stock) that would be issuable to you upon the exercise of your options.

        “Stock Option Liquidity Program Disruption Event” means (i) any action or proceeding, or pending action or proceeding, by any government agency, authority or tribunal or any other person, domestic or foreign, directly or indirectly, that prohibits the Stock Option Liquidity Program or the sale of the Eligible Options pursuant to the Stock Option Liquidity Program, that in each case is reasonably expected to succeed and, if successful, is reasonably expected to materially and adversely affect the Stock Option Liquidity Program taken as a whole; or (ii) any action taken, or any approval withheld, by any court or any authority, agency or tribunal that would, directly or indirectly, make it illegal for a substantial number of our Eligible Optionees to sell their Eligible Options, for JPMorgan to make payment to us for the options that it is purchasing from us or otherwise prohibit full performance of the transactions contemplated in the Stock Option Liquidity Program, that in each case would be reasonably expected to materially and adversely affect the Stock Option Liquidity Program taken as a whole.

        “Submitted Election” means a properly submitted, using any of the means provided, election to participate or a withdrawal of a previously submitted election to participate.

        “trading day” means any day (except November 26, 2004) on which Nasdaq, ARCA or the CBOE, as the case may be, is scheduled to be open for trading for its regular trading session.

        “Web Site” means the web site provided by Comcast for you to elect to participate in the Program or withdraw a previously submitted election to participate electronically. The Web Site may be referenced at https://www.corporate-action.net/comcast and you may log on using the PIN included in the materials sent to you along with this Notice.

        “Withdrawal Form” means the paper withdrawal form you received in the mail along with this Notice.